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UMH Properties, Inc.

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UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

ckoster@umh.com

June 9, 2016

Glass, Lewis & Co., LLC

Attn; Lachlan MacLean (lmaclean@glasslewis.com)

Attn: Kevin Liu (kliu@glasslewis.com)

Dear Messrs. MacLean and Liu,

UMH Properties, Inc. (“UMH”) believes that the Proxy Paper published by Glass Lewis on May 26, 2016 (the “Report”), relating to UMH’s proxy statement for the upcoming annual shareholders’ meeting to be held on June 16, 2016, contains flawed logic and accordingly the Company disagrees with the conclusions set forth in the Report.

Glass Lewis is recommending withhold votes against two of UMH’s independent directors who are eligible for re-election, James E. Mitchell and Stephen B. Wolgin, based upon the fact that UMH did not implement a non-binding shareholder proposal in 2015. It also states that UMH’s CFO should not serve as a director. For the reasons set forth herein, we disagree with these conclusions.

1.	Opposition to Director Nominees

A.	CFO on Board

UMH’s Chief Financial Officer, Anna Chew, is more than qualified to serve on UMH’s Board of Directors. The success of Real Estate Investment Trusts (“REITs”) often turns on issues of financing, accounting and reporting. Glass Lewis’s antipathy to the CFO/Director status is misplaced. Indeed the rationale employed by Glass Lewis would apply to all inside directors, in which case our most knowledgeable directors would be denied service.

The Board of Directors of a REIT should include its key leaders. These can include the Chief Executive Officer, Chief Operating Officer, General Counsel, and Chief Financial Officer. The theory that CFOs should not serve on the Board because the Board might be less rigorous when the CFO sits on the same board to which he or she reports incorrectly assumes a lack of board responsibility and ability. Nearly all public companies have directors who are management employees and boards historically provide supervision of their functions.

A NYSE Company: Symbol - UMH

since 1968

The REIT Industry does not believe that CFOs are deemed disqualified as to Board Membership. Indeed, there is a plethora of recent REIT industry and accounting literature which states that CFOs have assumed a much broader, more strategic set of responsibilities.[1] This has significantly increased the contribution CFOs are able to make as directors. Anna Chew, UMH’s longtime CFO and Director, is an invaluable asset to our Company and is held in the highest regard by the Company’s Board of Directors, its investment banks and financing sources and its major shareholders. Ms. Chew received approximately 95% of the shareholder votes in her favor in 2015 even with Glass Lewis’s withhold recommendation, which demonstrates shareholders’ confidence in her ability and value as a director. Although Ms. Chew is not standing for election at this year’s annual meeting, a withhold vote when she is eligible for re-election would be unwarranted.

The Glass Lewis report also takes issue with the fact that four out of UMH’s ten directors are insiders. The New York Stock Exchange Corporate Governance Standards simply require that listed companies have a majority of independent directors, which is a requirement that UMH clearly satisfies. Furthermore, all members of UMH’s audit, nominating and compensation committees are independent.

B.	The Majority Voting Proposal Was Not Approved By A Majority of Outstanding Shares

The UMH Board of Directors has carefully considered the results of the non-binding shareholder proposal on the ballot in 2015 regarding majority voting for Director elections. In 2015, over half of the beneficial shares – over 8 million shares in total – did not vote. The proposal received less than 31% approval based on the total number of shares outstanding. The shareholder proposal only received a vote in favor from a majority of the shares that actually voted on the proposal at the meeting either in person or by proxy. The Board of Directors, based on the advice of the Nominating Committee, concluded that it is not in the best interests of UMH and its shareholders to implement a majority voting standard when the majority voting proposal was not approved by the majority of outstanding shares.

It is a vast oversimplification for Glass Lewis to conclude that UMH’s Directors were not following shareholder direction.

UMH would also like to highlight a few inaccuracies contained in the Glass Lewis report. The report lists the strategic owner percentage as 10.20%. Based on the Company’s most recent proxy filing, the correct percentage is 13%. UMH is proud that its Officers and Directors own a significant percentage of UMH stock, which further aligns their interests with the interests of all shareholders.

We also note that the Report refers to Net Income throughout its analysis; however, it is standard industry practice for REITs to use Fund from Operations (“FFO”) in measuring financial performance. FFO excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have a different cost basis.

For these reasons, UMH strongly disagrees with the conclusions set forth in the Glass Lewis report.

Sincerely yours,

Craig Koster
General Counsel

A NYSE Company: Symbol - UMH

since 1968

1 E.g., Noah P. Barsky and Anthony H. Catanach, Jr., What Makes a CFO “the Best”?, Strategic Finance 29 (April 2013); Parker + Lynch, The evolving role of the CFO (2011) www.parkerlynch.com/Documents/downloads/PL-wp-cfo.pdf.